SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
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TRIPATH IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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TRIPATH IMAGING, INC.
780 Plantation Drive
Burlington, North Carolina 27215
(336) 222-9707
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 24, 2005
           Notice is hereby given that the 2005 Annual Meeting of Stockholders of TriPath Imaging, Inc. (the “Company”) will be held on Tuesday, May 24, 2005, at 10:00 a.m. at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina, to consider and act upon the following matters:
1. To elect two members of our Board of Directors to serve for three-year terms as Class II Directors.
2. To transact such other business as may properly come before the meeting or any adjournments thereof.
           Only stockholders of record at the close of business on April 7, 2005 will be entitled to vote at the meeting.
           It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
Stephen P. Hall
Assistant Secretary
April 22, 2005

-i-

TRIPATH IMAGING, INC.
780 Plantation Drive
Burlington, North Carolina 27215
(336) 222-9707

PROXY STATEMENT

GENERAL INFORMATION
           Our Board of Directors is soliciting your proxy for use at our 2005 Annual Meeting of Stockholders to be held on Tuesday, May 24, 2005, at 10:00 a.m. at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina, and at any adjournments of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given on or about April 22, 2005 to all of our stockholders entitled to notice of and to vote at the meeting.
           Who can vote. You may vote your shares of our common stock at the meeting if you were a stockholder of record at the close of business on April 7, 2005, the record date. On that date, we had 38,167,049 shares of common stock issued and outstanding. You are entitled to one vote for each share of common stock that you held on the record date.
           How to vote your shares. You may vote your shares either by proxy or by attending the annual meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage-prepaid envelope. The proxies named in the proxy card will vote your shares in accordance with your voting instructions given on the proxy card. If you sign the proxy card but do not give specific instructions with respect to the proposals contained in this proxy statement, the proxies will vote your shares in favor of the proposals as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.
           Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors.
           Quorum. A quorum of stockholders is required in order to transact business at the meeting. A majority in interest of the issued and outstanding shares of common stock, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.
           Number of votes required. The number of votes required to approve the proposal that is scheduled to be presented at the meeting is as follows:

Proposal	Required Vote

Election of two nominees as directors	Affirmative vote representing a plurality of the votes cast for or against the nominee.
           Abstentions and broker non-votes. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions with respect to a matter, and is barred by law or by Nasdaq National Market regulations from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will not be counted as votes cast in the election of directors.
           Discretionary voting by proxies on other matters. The meeting is called for the purposes set forth in the notice. Aside from the proposal discussed in this proxy statement, we do not know of any other proposals that may be presented at the annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.
           How you may revoke your proxy. You may revoke the authority granted by your executed proxy at any time before we exercise it by submitting a written notice of revocation or a duly executed proxy bearing a later date to our Assistant Secretary or by voting in person at the meeting. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.
           Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of votes described above. We will also bear the expenses of any proxy solicitation company that we engage.
           Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, TriPath Imaging, Inc., 780 Plantation Drive, Burlington, North Carolina 27215, Attn: Investor Relations, telephone: (336) 222-9707. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

SHARE OWNERSHIP
           The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 1, 2005 by:

•	each person known by us to own beneficially 5% or more of our common stock;

•	each Named Executive Officer (as defined in “Executive Compensation” below);

•	each of our directors and nominees for director; and

•	all of our current directors and executive officers as a group.
           The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire upon the exercise of any options or other rights exercisable within the 60-day period following April 1, 2005. Unless otherwise noted, each person has sole investment and voting power over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares owned by such person, plus any shares that person could acquire upon the exercise of any options or other rights exercisable within the 60-day period following April 1, 2005. As of April 1, 2005, 38,165,382 shares of common stock were outstanding.

	Shares of
	Common Stock
	Beneficially Owned

Beneficial Owner	Shares	Percent

Roche Holdings, Inc.(1)	7,950,680	20.8%
1201 North Orange St., Suite 1050
Wilmington, Delaware 19801

Becton, Dickinson and Company(2)	2,500,000	6.6%
1 Becton Drive
Franklin Lakes, NJ 07417

Paul R. Sohmer, M.D.(3)	1,010,072	2.6%

Stephen P. Hall(4)	134,256	*

Johnny D. Powers, Ph.D.(5)	174,861	*

Ray W. Swanson, Jr.(6)	232,507	*

Haywood D. Cochrane, Jr.(7)	80,000	*

Robert E. Curry, Ph.D.(8)	39,999	*

Richard A. Franco, R. Ph.(9)	19,999	*

Arthur King, Ph. D.(10)	19,999	*

Robert L. Sullivan(11)	40,000	*

All current executive officers and directors as a group (9 persons) (12)	1,751,693	4.4%

*	Indicates less than 1%.

(1)	Roche Holdings, Inc., a Delaware corporation (“Holdings”), is a wholly-owned subsidiary of Roche Finance Ltd., a Swiss company, which is a wholly-owned subsidiary of Roche Holding Ltd., a Swiss company. This information is based on a Schedule 13D filed by Holdings with the U.S. Securities and Exchange Commission (“SEC”) on December 28, 2004.

(2)	This information is based on a Schedule 13G filed by Becton, Dickinson and Company, a New Jersey corporation with the SEC on July 31, 2001.

(3)	Includes 1,003,708 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(4)	Includes 132,682 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(5)	Includes 167,577 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(6)	Includes 222,096 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(7)	Includes 60,000 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(8)	Consists entirely of shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(9)	Consists entirely of shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(10)	Consists entirely of shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(11)	Includes 30,000 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.

(12)	Consists of notes (3) through (11). Includes 1,696,060 shares that may be acquired within 60 days of April 1, 2005 upon the exercise of options.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
           Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, our executive officers and persons who own beneficially more than 10% of our common stock file initial reports of ownership and changes in ownership of our securities with the SEC. Section 16(a) also requires these individuals to furnish us with copies of all Section 16(a) reports that they file.
           To our knowledge, based solely on a review of the copies of Form 3 and Form 4 reports furnished to us pursuant to Rule 16a-3(e) and written representations that no other reports were required, we believe that during our 2004 fiscal year, our directors, executive officers, and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Forms 4 covering grants of stock options on January 29, 2004 and May 20, 2004 were filed late on behalf of Dr. Sohmer, Mr. Hall, Dr. Powers and Mr. Swanson.
PROPOSAL 1
ELECTION OF DIRECTORS
General
           In accordance with our by-laws, our Board of Directors has fixed the number of directors at seven for the coming year. Our Board of Directors is divided into three classes, with the members of each class elected for three-year terms and the term for each class expiring in successive years.
           At the meeting, two Class II directors will be elected to hold office for three years until their respective successors are duly elected and qualified. Our Board of Directors has nominated Haywood D. Cochrane, Jr. and Robert L. Sullivan for election for terms expiring in 2008. Both Mr. Cochrane and Mr. Sullivan are current directors and each has consented to serve, if elected. In the event that either Mr. Cochrane or Mr. Sullivan is unable to serve as a director, the shares represented by proxy will be voted for the person(s), if any, designated by our Board of Directors to replace Mr. Cochrane and/or Mr. Sullivan. In the event that a vacancy occurs during either of their three-year terms, such vacancy may be filled by our Board of Directors for the remainder of the full term.
           There is currently, and following the annual meeting there will be, a vacancy among the Class I directors, whose term expires in 2007. Pursuant to a stock purchase agreement with an existing stockholder dated September 26, 2000, that stockholder may designate one director to our Board, but has not exercised this right. This right will expire at such time as the stockholder’s ownership of our common stock falls below certain thresholds. In addition, our by-laws permit our Board of Directors to fill this vacancy at any time, either with the stockholder’s designee or in the Board’s own discretion. If this vacancy is filled following the annual meeting, the third Class I director would serve until the 2007 Annual Meeting of Stockholders.
           Under our by-laws, directors must be elected by a plurality of votes cast. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election.
           The following table contains information as of April 1, 2005 about the nominees for election to the Board of Directors and about each other person whose term of office as a director will continue after the meeting.

			Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Nominees for Director: Class II Directors

Haywood D. Cochrane, Jr. Age: 56	Mr. Cochrane currently serves as Vice-Chairman of I-trax, Inc., one of the nation’s largest health and productivity companies. Mr. Cochrane served as the Chief Executive Officer of CHD Meridian Corporate Healthcare (“CHD Meridian”), a national provider of employer-sponsored healthcare services to large and mid-sized employers, in Nashville, Tennessee from February 1997 until its acquisition by I-trax, Inc. in March 2004. Prior to joining CHD Meridian, Mr. Cochrane served as a consultant to Laboratory Corporation of America Holdings (“LabCorp”), a national clinical laboratory testing company. From April 1995 to November 1996, he was Executive Vice President, Chief Financial Officer and Treasurer of LabCorp. Mr. Cochrane was an employee of National Health Laboratories, Inc. (“NHL”) from June 1994 to April 1995, following NHL’s acquisition of his former employer Allied Clinical Laboratories, Inc. (“Allied”). Mr. Cochrane was President and Chief Executive Officer of Allied from its formation in 1989 until its acquisition by NHL in June 1994. He is a director of I-trax, Inc. and American Esoteric, Inc., both private companies. Mr. Cochrane received a B.A. in political science from the University of North Carolina at Chapel Hill.	1999	2005

Robert L. Sullivan Age: 68	Mr. Sullivan is retired from Chiron Diagnostics Corporation, a manufacturer and marketer of medical diagnostic equipment and supplies, where from 1995 to March 1999 he served as Senior Vice President, Finance and Chief Financial Officer. From 1985 to 1995, Mr. Sullivan served as Senior Vice President, Finance and Chief Financial Officer of CIBA Corning Diagnostics Corp. From 1962 to 1985, Mr. Sullivan held several operating and financial positions with Corning, Inc., including Assistant Treasurer from 1981 to 1985, European Financial Manager from 1978 to 1981, General Manager of Corning Medical Europe from 1975 to 1978, and Controller of Corning International from 1971 to 1975. Mr. Sullivan received a B.S. in industrial administration from Yale University and an MBA from the Harvard Business School.	2002	2005

			Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Continuing Directors: Class III Directors

Arthur King Age: 67	Dr. King has served as Dean of the School of Business and Economics and as a Tenured Professor of Economics at Winston-Salem State University in North Carolina since 1995. From 1993 until 1994, Dr. King served as an American Council on Education Fellow at Duke University. From 1982 until 1995, Dr. King was a Tenured Professor of Economics at Baylor University, where he taught graduate and undergraduate courses in microeconomic and macroeconomic theory, as well as such courses as managerial economics and public finance. Dr. King retired from the United States Air Force in 1982 at the rank of Lieutenant Colonel after serving continuously on active duty from 1962 until 1982. While in the Air Force, Dr. King held such positions as Associate Professor of Economics and Deputy Head at the Air Force Institute of Technology, Strategic Plans Analyst and Energy Economist, and Assistant Professor of Economics at the United States Air Force Academy. Dr. King received a B.S. in biology from Tuskegee University, an M.S. in economics from South Dakota State University, and a Ph.D. in economics from the University of Colorado.	2003	2006

Richard A. Franco, R. Ph. Age: 63	Mr. Franco is the President of The Richards Group, Ltd., a healthcare marketing consulting firm located in Raleigh, North Carolina. Mr. Franco has served on the boards of EntreMed, Inc., Amarillo Biosciences, Inc., and LipoScience, Inc. He presently serves as a Director of Salix Pharmaceuticals, Ltd., a specialty pharmaceuticals company, and The National Association of Corporate Directors (“NACD”). Mr. Franco served as Chairman of the Board for LipoScience from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President and Chief Executive Officer and Director of Trimeris, Inc. (“Trimeris”), a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior executive positions and served on the Executive Committee of Glaxo, Inc. (“Glaxo”), an international pharmaceutical company, from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of Cerenex Division, Vice President of Corporate Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various executive positions over a 16-year period with Eli Lilly and Company. Mr. Franco received his B.S. in Pharmacy from St. John’s University and did his graduate work in marketing and management at Long Island University.	2003	2006

			Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Continuing Directors: Class I Directors

Robert E. Curry, Ph.D. Age: 58	From July 1, 2002, Dr. Robert Curry has served as a venture partner at Alliance Technology Ventures, based in Atlanta. From July 1, 2001 to July 1, 2002, Dr. Curry was engaged as a consultant to DLJ Capital Corporation, a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc. (“CSFB”). He joined the Sprout Group (“Sprout”), a submanager of various venture capital funds within the CSFB organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as president of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton, Dickinson and Company, a pharmaceutical company, from May 1980 to July 1984, and General Manager of Bio-Rad Laboratories Inc.’s Diagnostics Systems Division, a clinical diagnostic and life sciences research company, from August 1976 to May 1980. He currently is a director of Emerald BioAgriculture, Inc., SensysMedical, Inc., Pathology Partners, Inc., Genopfix Inc., and Aperon BioSystems Inc. He is also currently the acting CEO of SensysMedical, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.	1996	2007

Paul R. Sohmer, M.D. Age: 56	Dr. Sohmer has served as our Chairman of the Board since November 2000 and as our President and Chief Executive Officer since June 2000. Prior to joining us, Dr. Sohmer served as the President and Chief Executive Officer of Neuromedical Systems, Inc., a supplier of cytology screening and anatomic pathology diagnostic equipment and services to laboratories, from 1997 through 1999. From 1996 until 1997, Dr. Sohmer served as President of a consulting firm which he founded. From 1993 to 1996, he served as President and Chief Executive Officer of Genetrix, Inc., a genetic services company based in Scottsdale, Arizona. From 1991 through 1993, Dr. Sohmer was the Corporate Vice President of Professional Services and President of the Professional Services Organization for Nichols Institute, a clinical laboratory company, where he was responsible for sales, marketing, information systems, logistics, and clinical studies. From 1985 until 1991, Dr. Sohmer served as the President and Chief Executive Officer of Pathology Institute in Berkeley, California, during which time he founded and served as Medical Director of the Chiron Reference Laboratory. Dr. Sohmer received a B.A. degree from Northwestern University and an M.D. from Chicago Medical School.	2000	2007
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF HAYWOOD D. COCHRANE, JR. AND ROBERT L. SULLIVAN AS CLASS II DIRECTORS.
Board and Committee Matters
           Independence. Our Board of Directors has determined that each of the current directors, including those standing for re-election, are independent directors as defined by applicable Nasdaq National Market standards governing the independence of directors, except for Paul R. Sohmer, M.D., our Chairman, President and Chief Executive Officer.

           Board Meetings and Committees. Our Board of Directors held seven (7) meetings during 2004. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are encouraged to attend the annual meeting of stockholders, but they are not required to do so. In 2004, six directors attended the annual meeting of stockholders.
           Stockholder Communications. Any stockholder wishing to communicate with the Company’s Board of Directors, a particular director or any committee of the Board of Directors may do so by sending written correspondence to the Company’s principal executive offices, c/o Investor Relations or General Counsel, TriPath Imaging, Inc., 780 Plantation Drive, Burlington, North Carolina 27215. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.
           Our Board of Directors has three standing committees: the Audit Committee, Compensation Committee and Nominating and Governance Committee.
           Audit Committee. We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists our Board of Directors in the discharge of its duties and responsibilities by selecting, evaluating and overseeing our independent auditors, and providing our Board of Directors with an independent review of our financial health and financial reporting systems. The Audit Committee reviews the general scope of our annual audit, the fees charged by our independent auditors, the financial reports we provide, our internal accounting and financial control, and our controls and procedures. The Audit Committee held five (5) meetings in 2004. The Audit Committee operates under a written charter adopted by our Board of Directors on April 27, 2000 and amended on April 22, 2002 and May 7, 2003. A copy of our Audit Committee Charter is available on our website at www.tripathimaging.com.
           The members of the Audit Committee are Haywood Cochrane, Jr. (Chair), Arthur King and Robert Sullivan. Our Board of Directors has concluded that each member of the Audit Committee satisfies the independence, financial literacy and expertise requirements as defined by applicable Nasdaq National Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that Messrs. Cochrane, King and Sullivan each qualify as an audit committee financial expert under the rules of the SEC.
           Compensation Committee. The members of the Compensation Committee are Robert Curry, Ph. D. (Chair) and Richard Franco, R. Ph. The Compensation Committee reviews and approves, or recommends to the Board of Directors for approval, the compensation paid to all of our executive officers, including our Chief Executive Officer. Our Compensation Committee’s responsibilities include reviewing the performance of our Chief Executive Officer and our other executive officers and making determinations as to their cash and equity-based compensation and benefits, and administering employee stock option grants and stock awards made under the 1996 Equity Plan. The Compensation Committee administers the 2001 Employee Stock Purchase Plan. Annually, the Compensation Committee sets performance goals for the Bonus Plan for the current year, and determines payments earned pursuant to the prior year’s Bonus Plan. The committee also reviews and makes recommendations to the Board with respect to the compensation of directors, including equity-based compensation. Our Compensation Committee held eight (8) meetings in 2004. Our Compensation Committee operates under a written charter adopted by our Board of Directors on January 29, 2004, which is available on our website at www.tripathimaging.com.
           Nominating and Governance Committee. Our Nominating and Governance Committee has been constituted to identify individuals qualified to become Board members and to recommend to the Board the director nominees for annual meetings of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. The committee also recommends to the Board corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee consists of Arthur King (Chair), Richard Franco and Robert Sullivan, each of whom the Board has determined meets the independence requirements as defined by applicable Nasdaq National Market standards governing the independence of directors. The Nominating and

Governance Committee held five (5) meetings during 2004. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our web site at www.tripathimaging.com.
           Director Candidates. The Nominating and Governance Committee will consider candidates for Board membership suggested by its members and other Board members. In selecting nominees for directors, the Nominating and Governance Committee will also consider candidates recommended by stockholders in substantially the same manner and using substantially the same criteria as candidates recruited by the committee and/or recommended by the Board. Any stockholder wishing to recommend a potential director to the committee should submit the candidate’s name, qualifications, experience and background, including a written statement by the candidate that the candidate consents to serve if elected, to the “TriPath Imaging Nominating and Governance Committee,” c/o Investor Relations or General Counsel, TriPath Imaging, Inc., 780 Plantation Drive, Burlington, North Carolina 27215.
           In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee will apply various criteria it may establish from time to time, including:

•	whether the prospective nominee meets the independence requirements defined under applicable Nasdaq National Market listing standards;

•	the extent to which the prospective nominee’s skills, experience, background and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.
           The committee does not assign specific weight to particular criteria. We believe that the qualifications of our directors, as a group, should provide a mix of experience, knowledge, ability and background that will allow the Board to fulfill its responsibilities.
Director Compensation
           All of our non-employee directors who beneficially own (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) less than 3% of our outstanding common stock are paid $15,000 per year for service as a director, payable quarterly, plus a per board meeting fee of $2,500, a per committee meeting fee of $1,000, and reimbursement of reasonable expenses incurred in connection with attending or otherwise participating in meetings of the directors and committees of the Board. Effective January 1, 2005, the chairs of the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee receive an annual fee of $5,000, payable quarterly, for service as committee chair.
           In addition, our directors receive compensation for their service on our Board of Directors pursuant to the 1997 Director Plan, which our Board of Directors and stockholders adopted in June 1997 and amended in June 2000 and May 2004. All of our directors who (1) are not our employees and (2) do not beneficially own 3% or more of our outstanding stock (the “Eligible Directors”), are currently eligible to participate in the 1997 Director Plan. The Board of Directors may by resolution determine that any otherwise eligible director shall not receive grants of stock options under the 1997 Director Plan. There are currently 450,000 shares of common stock reserved for issuance under the 1997 Director Plan. Each time an Eligible Director is elected or re-elected, such director will be granted automatically an option to purchase 30,000 shares of our common stock. Such options become exercisable in thirty-six (36) equal monthly installments on the last day of each month, if and only if the director is still serving on our Board of Directors at the opening of business on that day. Each option has a term of ten years. The exercise price for each option is equal to the last reported sales price for our common stock on the business day immediately preceding the date of grant, as reported on the

Nasdaq National Market. The exercise price may be paid in cash, shares of common stock or a combination of both.
EXECUTIVE COMPENSATION
           The Compensation Committee Report on Executive Compensation and the tables set forth below provide information about the compensation of our executive officers.
Compensation Committee Report on Executive Compensation
           Our executive compensation policy is designed to increase stockholder value by attracting, retaining and motivating executive officers to maximize our performance. Generally, we have set the salaries of our executive officers at slightly below industry averages and provided for significant variable compensation through our cash incentive program and through stock option awards. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company to link a meaningful portion of the executive’s compensation with the performance of our common stock. We also offer a cash incentive program that grants cash bonuses based on overall Company performance and personal performance during the year. We also have entered into change in control agreements with our executive officers. Various other benefits include medical, life insurance, retirement savings plans and participation in our Employee Stock Purchase Plan on terms generally available to all of our employees.
Elements of Executive Compensation
Base Salary
           Our policy is to set base salaries of our executives at slightly below industry averages, as determined using compensation surveys for our industry. We review base salaries of our executives on an annual basis and may adjust them in light of the executives’ prior performance as well as independent compensation data for our industry. Base salaries for our executive officers for fiscal year 2004 were determined after considering the base salary level of our executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation.
Cash Incentive Compensation
           Annually, our compensation committee establishes a Bonus Plan and determines the appropriate performance targets and payout ranges. We believe that a cash-based incentive plan is an appropriate means to provide our executive officers with competitive compensation. In 2004, we maintained a cash incentive program for our executive officers in the form of the 2004 Bonus Plan and in 2005, we established a 2005 Bonus Plan. In January 2005, we paid an aggregate of approximately $83,706 in cash incentives to our Chief Executive Officer and the Named Executive Officers as part of their 2004 compensation under the 2004 Bonus Plan. In addition to cash payments, the 2004 Bonus Plan also provided the committee with flexibility to grant stock options as a part of the overall bonus paid to our executive officers. Accordingly, in January 2005, we awarded approximately 56,746 fully vested stock options under the 1996 Equity Plan to our Chief Executive Officer and the Named Executive Officers as part of the payment for bonuses awarded to them under the 2004 Bonus Plan. Under the 2004 Bonus Plan, the payment of bonus compensation was based on the achievement of corporate goals. The objective corporate performance goals for each participant were based on the Company’s 2004 revenues, as well as quarterly and annual earnings per share. The Compensation Committee exercised its discretion to award bonus compensation under the 2004 Bonus Plan based on the Company’s exceeding the earning per share targets and corporate performance goals under the 2004 Bonus Plan, as well as the achievement of major accomplishments in 2004, including agreements with two large commercial laboratories, Ventana Medical Systems, Inc. and three regional healthcare providers in the United Kingdom, FDA submissions and an FDA approval, the presentation of results of in-house studies of cervical and breast molecular tests and the release of such tests for external studies. Notwithstanding the foregoing critical achievements, bonuses were held to 35% of targeted pay-outs because of annual revenue amounts.

Stock Options
           In general, stock options are granted to our executive officers at the time of their hire and at such other times as we may deem appropriate. In reviewing option grants, we use the same industry survey data as used in our analysis of base salaries. We base our stock option award decisions upon a comparison with the equity ownership of officers holding similar positions in other medical technology companies, as well as upon the number of options and shares currently held by the executive and performance factors. In May 2004, we granted 390,000 stock options to purchase common stock to our Chief Executive Officer and the Named Executive Officers as part of their 2004 compensation.
           In granting stock options, it is our goal to align the interests of our management with those of our stockholders. In order to maintain the incentive aspects of these grants, we have determined that a significant percentage of any executive officer’s stock options should be unvested option shares. Consistent with this determination, we generally grant options with a four-year vesting period and periodically review individual officer stock option holdings. We also issued stock options to lower the overall cash cost of compensation to us and to supplement cash bonuses under the 2004 Bonus Plan.
Change Of Control Agreements.
           The Company has entered into a Change of Control Agreement with each of our executive officers, including Dr. Sohmer. These Change of Control Agreements provide that in the event that there is both a change in control and a termination of employment within two years of that change in control for reasons other than voluntary resignation or cause, the officer would be entitled to severance compensation. Under the Change of Control Agreement, a resignation by an officer for reasons of a demotion or reduction in compensation, benefits or position, a change in location of more than 100 miles or a failure of the Company to cause any successor to assume the Change of Control Agreement is a termination by us and is not a voluntary resignation. Under the Change of Control Agreements for executive officers other than Dr. Sohmer, if severance compensation is payable, it would consist of (i) the continuation of base salary for eighteen months, (ii) a cash payment equal to one and a half times the bonus paid to such executive officer in the fiscal year preceding the date of termination, and (iii) continuation of our medical, life and other welfare benefits for eighteen months. Under the Change of Control Agreement for Dr. Sohmer, if severance compensation is payable, it would consist of (i) the continuation of base salary for three years, (ii) a cash payment equal to three times the greater of (a) the bonus paid to Dr. Sohmer in the fiscal year preceding the date of termination or (b) the average of the bonuses paid to Dr. Sohmer over the three years preceding the date of termination, and (iii) continuation of our medical, life and other welfare benefits for three years. We would also reimburse Dr. Sohmer for the effects, including federal, state and local income tax consequences, of any excise tax due on severance compensation. Under the Change of Control Agreement for each executive officer, including Dr. Sohmer, in the event that severance is payable, all unvested options held by the executive will become exercisable until termination or expiration in accordance with their terms.
Benefits
           We provide medical, life insurance and retirement savings benefits to our executive officers on terms generally available to all of our employees. Our executive officers also participate in our Employee Stock Purchase Plan, an Internal Revenue Code Section 423 Plan, through which employees may elect to purchase our shares at a discount through salary deductions, on terms available to all of our employees.
Chief Executive Officer Compensation
           From January 1, 2004 through December 31, 2004, we paid Dr. Paul R. Sohmer, our President and Chief Executive Officer, a base salary of $398,000. The increase in Dr. Sohmer’s 2004 base salary from his 2003 base compensation resulted from the Committee’s determination that an increase was merited based on performance as well as to maintain Dr. Sohmer’s salary at the midpoint of a range of chief executive officer salaries in comparable companies reviewed by the Committee. In May 2004, the Committee awarded Dr. Sohmer options to purchase 150,000 shares of common stock. This award was based on Dr. Sohmer’s part of an overall corporate grant under a long-term compensation plan. In January 2005, we made an award consisting of $35,820 in cash and 24,283 fully vested options to purchase common stock to Dr. Sohmer under our 2004 Bonus Plan as part of his compensation for fiscal year 2004. This award was based on the Company’s earnings performance, which exceeded earnings per share targets and corporate performance goals, the achievement of major accomplishments described above under “Cash Incentive Compensation,” and Dr. Sohmer’s personal performance as Chief Executive Officer. Our cash incentive program, which consisted of the 2004 Bonus Plan last year and consists of the 2005 Bonus Plan this year, permits the Committee and the Board, in their discretion, to determine the amount and form of payment for any given year.
Deduction Limit for Executive Compensation
           Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deductibility by a public company of compensation in excess of one million dollars paid to any of its five most highly compensated executive officers. Outstanding stock options granted under our 1996 Equity Plan will not be subject to the limitation under applicable regulations. Our Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by us is fully deductible in accordance with Section 162(m) of the Code. Our Compensation Committee may, however, in a particular case, approve compensation that may not be deductible under Section 162(m).

By the Compensation Committee,

Robert Curry, Ph.D., Chair
Richard Franco, R. Ph.

SUMMARY COMPENSATION TABLE
           The following table sets forth certain compensation information for each of our last three completed fiscal years for:

•	our Chief Executive Officer; and

•	our three most highly compensated executive officers whose total salary and bonus exceeded $100,000.
           All four officers are collectively referred to as the “Named Executive Officers.”

				Long-Term		All Other
				Compensation		Compensation
	Annual Compensation			Awards		(3)

				Securities
				Underlying
Name and Principal Position	Year	Salary	Bonus(1)	Options(#)(2)

Paul R. Sohmer, M.D.	2004	$398,000	$35,820	174,283	(4)	—
President and Chief Executive Officer	2003	$391,731	$199,000	71,504	(5)	—
	2002	$382,500	$71,719	—		—

Ray W. Swanson, Jr.	2004	$259,366	$19,656	113,325	(6)	$6,500
Senior Vice-President of	2003	$240,206	$100,800	50,892	(7)	$6,000
Commercial Operations	2002	$232,214	$51,750	70,000		$5,500

Johnny D. Powers, Ph.D.	2004	$248,128	$15,000	180,169	(8)	$6,500
Senior Vice-President and General	2003	$232,628	$94,100	40,168	(9)	$6,000
Manager of TriPath Oncology	2002	$204,793	$63,619	40,000		$33,952	(10)

Stephen P. Hall	2004	$217,135	$13,230	48,969	(11)	—
Senior Vice-President and	2003	$207,915	$83,200	28,990	(12)	$9,550	(13)
Chief Financial Officer	2002	$198,654	$45,000	—		—

(1)	This column shows bonus awards earned for services performed in each year indicated.

(2)	Refer to the table “Option Grants in the Last Fiscal Year” below for details concerning the terms of the options granted during 2004.

(3)	Unless otherwise noted, represents contributions by us to our 401(k) plan on behalf of the Named Executive Officers.

(4)	Includes 24,283 options granted to Dr. Sohmer in January 2005 under our 2004 Bonus Plan covering services performed in 2003.

(5)	Includes 21,504 options granted to Dr. Sohmer in January 2004 under our 2003 Bonus Plan covering services performed in 2003.

(6)	Includes 13,325 options granted to Mr. Swanson in January 2005 under our 2004 Bonus Plan covering services performed in 2004.

(7)	Includes 10,892 options granted to Mr. Swanson in January 2004 under our 2003 Bonus Plan covering services performed in 2003.

(8)	Includes 10,169 options granted to Dr. Powers in January 2005 under our 2004 Bonus Plan covering services performed in 2003.

(9)	Includes 10,168 options granted to Dr. Powers in January 2004 under our 2003 Bonus Plan covering services performed in 2003.

(10)	Represents a relocation expense payment we made to Dr. Powers.

(11)	Includes 8,969 options granted to Mr. Hall in January 2005 under our 2004 Bonus Plan covering services performed in 2004.

(12)	Includes 8,990 options granted to Mr. Hall in January 2004 under our 2003 Bonus Plan covering services performed in 2003.

(13)	Represents a relocation expense payment we made to Mr. Hall.

OPTION GRANTS IN LAST FISCAL YEAR
           The following table sets forth certain information regarding options that we granted for the fiscal year ended December 31, 2004 to our Named Executive Officers.

	Number		Percent of			Potential Realizable Value
	of		Total			at Assumed Annual Rates
	Securities		Options			of Stock Price Appreciation
	Underlying		Granted to			for Option Term(1)
	Options		Employees in	Exercise price	Expiration
Name	Granted		Fiscal Year	Per Share	Date	5%	10%

Paul R. Sohmer, M.D.	150,000	(2)	9.7%	$8.99	05/20/14	$848,064	$2,149,162
	24,283	(3)	1.6%	$8.38	01/26/15	$127,975	$324,313

Ray W. Swanson, Jr.	100,000	(2)	6.5%	$8.99	05/20/14	$565,376	$1,432,774
	13,325	(3)	0.9%	$8.38	01/26/15	$70,225	$177,963

Johnny D. Powers, Ph.D.	100,000	(2)	6.5%	$8.99	05/20/14	$565,376	$1,432,774
	10,169	(3)	0.7%	$8.38	01/26/15	$53,592	$135,813
	70,000	(4)	4.5%	$9.43	01/29/14	$415,133	$1,052,029

Stephen P. Hall	40,000	(2)	2.6%	$8.99	05/20/14	$226,151	$573,110
	8,969	(3)	0.6%	$8.38	01/26/15	$47,268	$119,786

(1)	The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionee is possible without an increase in price of the underlying common stock, which will benefit all stockholders proportionately.

(2)	These options were granted on May 20, 2004. They become exercisable as to 1/48th of the shares on each monthly anniversary of the date of grant.

(3)	These options were granted on January 26, 2005 under our 2004 Bonus Plan covering services performed in 2004. Such options were fully vested on the date of grant.

(4)	These options were granted on January 29, 2004. They become exercisable as to 1/48th of the shares on each monthly anniversary of the date of grant.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES
           The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End (2)
	Shares Acquired	Value
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sohmer, M.D.	—	—	950,258	164,584	1,955,288	180,563
Ray W. Swanson, Jr.	—	—	178,564	142,500	645,412	300,488
Johnny D. Powers, Ph.D.	—	—	126,161	184,167	331,799	215,601
Stephen P. Hall	—	—	107,048	62,084	414,507	143,896

(1)	Based on the difference between the last sale price of the common stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price.

(2)	Based on the difference between the last sale price of the common stock on December 31, 2004 of $8.97, as reported on the Nasdaq National Market, and the option exercise price.

Securities Authorized For Issuance Under Equity Compensation Plan
           The following table provides information about the securities authorized for issuance under all of our equity compensation plans as of December 31, 2004:

Number of securities
	Number of securities			remaining available for
	to be issued upon		Weighted-average	future issuance under
	exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding securities
Plan Category	warrants and rights		warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	4,417,696	(1)	$6.70	2,665,514	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,417,696	(1)	$6.70	2,665,514	(2)

(1)	This table excludes an aggregate of 155,942 shares issuable upon exercise of outstanding options assumed by us in connection with the acquisition of NeoPath, Inc. in September 1999. The weighted-average exercise price of the excluded options is $12.23.

(2)	Includes 816,931 shares issuable under our 2000 Employee Stock Purchase Plan, all of which are issuable in connection with the current offering period which ends on June 30, 2005, assuming maximum participation of all employees to the extent permitted.

Comparative Stock Performance Graph
           The following graph shows the cumulative stockholder return of our common stock from December 31, 1999 through December 31, 2004 as compared with that of the Nasdaq (U.S. Companies) Index and the Nasdaq Medical Device Manufacturers Index. The total stockholder return is measured by dividing the per share price change of the respective securities, plus dividends, if any, for each fiscal year shown by the share price at the end of the particular fiscal year. The graph assumes the investment of $100 in our common stock and each of the comparison groups on December 31, 1999 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.
Comparison of Cumulative Total Return Among TriPath Imaging, Inc., Nasdaq (U.S. Companies)
Index and Nasdaq Medical Device Manufacturers Index

	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

TriPath Imaging, Inc.	$100.00	$212.38	$182.77	$65.05	$189.32	$217.72
Nasdaq Stock Market (U.S.)	$100.00	$60.31	$47.84	$33.07	$49.45	$53.81
Nasdaq Medical Device Manuf. Index	$100.00	$103.16	$113.38	$91.71	$135.68	$158.95
REPORT OF THE AUDIT COMMITTEE
           In the course of its oversight of our financial reporting process, the Audit Committee of our Board of Directors:

•	reviewed and discussed with our management and Ernst & Young LLP, our independent auditor, our audited financial statements for the fiscal year ended December 31, 2004;

•	discussed with our auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and discussed with our independent auditor, such auditor’s independence

•	received the written disclosures and the letter from our auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	reviewed with our management and our auditor our critical accounting policies;

•	discussed with management the quality and adequacy of our internal controls;

•	provided oversight of the Company’s preparations for management’s assessment of its internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002;

•	discussed with our auditor any relationships that may impact its objectivity and independence; and

•	considered whether the provision of non-audit services by our auditor is compatible with maintaining their independence.
           Based on the foregoing review and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

By the Audit Committee,

Haywood D. Cochrane, Jr., Chair
Arthur King
Robert L. Sullivan
INFORMATION CONCERNING OUR AUDITOR
           The firm of Ernst & Young LLP, independent registered public accounting firm, has audited our accounts since our inception and will do so for 2005. Our Board of Directors has appointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2004. Representatives of Ernst & Young LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
           The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for fiscal years 2003 and 2004:

	2004	2003

Audit Fees(1)	$557,082	$197,200
Audit-Related Fees(2)	$10,925	$24,300
Tax Fees	$12,635	$0
All Other Fees	$0	$0

Total	$580,642	$221,500

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. The increase in audit fees in 2004 as compared to 2003 consists in part of $263,638 in fees associated with the attestation of compliance with Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and services related to business acquisitions and divestitures and other attestation services.
           Our Audit Committee has adopted a policy and procedures requiring its pre-approval of all non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. The policy generally approves the performance of specific services subject to cost limits for each such service. This general approval is to be reviewed and, if necessary modified, at least annually. The policy also prohibits the independent auditor’s performance of certain types of services that are inconsistent with its independence. Management must obtain the specific prior approval of the Audit

Committee for each engagement of the independent auditor to perform other audit-related or other non-audit services.
           Any approval required under the policy must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.
           The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.
           All of the non-audit services rendered by Ernst & Young LLP with respect to the 2004 fiscal year were pre-approved by the Audit Committee in accordance with this policy.
           After reporting on these fees and services, Ernst & Young LLP informed the company that they are not aware of any relationship with the Company that, in their professional judgement, may reasonably be thought to bear on the independence of Ernst & Young LLP.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
           In order to be considered for inclusion in our proxy materials for the 2006 Annual Meeting of Stockholders, we must receive stockholder nominations of persons for election to our Board of Directors and proposals of business to be considered by our stockholders no later than December 23, 2005. Proposals should be sent to the attention of our Assistant Secretary at our offices at 780 Plantation Drive, Burlington, North Carolina 27215.
ADVANCE NOTICE PROVISIONS FOR
STOCKHOLDER PROPOSALS AND NOMINATIONS
           Our by-laws provide that in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to our Assistant Secretary not less than 75 days nor more than 100 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. Assuming that the 2006 Annual Meeting of Stockholders is to be held on May 25, 2006, notice of stockholder proposals must be received no earlier than February 14, 2006, and no later than March 11, 2006.
OTHER MATTERS
           Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC are available to stockholders upon written request addressed to our Assistant Secretary at our offices at TriPath Imaging, Inc., 780 Plantation Drive, Burlington, North Carolina 27215. Electronic access to all of our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, is available via our web site at www.tripathimaging.com and the SEC’s web site at www.sec.gov.

TRIPATH IMAGING, INC.

780 Plantation Drive

Burlington, North Carolina 27215
(336) 222-9707

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2005

This Proxy is Solicited on Behalf of The Board Of Directors

         The undersigned stockholder of TriPath Imaging, Inc. (“TriPath Imaging”) hereby appoints Paul R. Sohmer, M.D., Stephen P. Hall and James T. Barrett, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of TriPath Imaging that the undersigned is entitled to vote at the Annual Meeting of Stockholders of TriPath Imaging to be held Tuesday, May 24, 2005, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE ☐

PLEASE SIGN AND MAIL YOUR PROXY TODAY

(Continued and to be signed on reverse side.)

[SEE REVERSE SIDE]

☒ Please mark your votes as in this example.

1.	Proposal to elect two members of TriPath Imaging’s Board of Directors to serve for three-year terms as Class II Directors.

Nominees:	Haywood D. Cochrane, Jr.
Robert L. Sullivan

☐ FOR all nominees           ☐ WITHHOLD authority for all nominees           ☐ FOR all except: _______________________

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature: __________________________

Date: ______________________________

Signature: __________________________

Date: ______________________________

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.